Heads of agreement

Neqtar Limited (Vendor) Saint James Company (Purchaser)

MinterEllison
LAWYERS

RIALTO TOWERS, 525 COLLINS STREET, MELBOURNE VIC 3000, DX 204 MELBOURNE TEL: +61 3 8608 2000 FAX: +61 3 8608 1000 www.minterellison.com

Heads of agreement

Details		4

Agreed terms		5

1.	Defined terms and interpretation	5

1.1	Defined terms	5
1.2	Interpretation	6
1.3	Headings	7

2.	Status of heads of agreement	7

2.1	Intention to be legally bound	7
2.2	Entire agreement	8

3.	Sale	8

3.1	Agreement to sell	8
3.2	Share Sale Agreement	8
3.3	Conditions Precedent	8

4.	Negotiation of agreements	10

4.1	Co-operation	10
4.2	Costs	10

5.	Terms of Transaction Documents	10

5.1	Share Sale Agreement	10
5.2	Merbein Agreement	10
5.3	HwCg Sales and Marketing Agreement	11
5.4	Wine Inventory Agreement	12
5.5	Security Documents	12
5.6	Other Terms	13

6.	Terms of share sale agreement	13

6.1	Purchase Price	13
6.2	Payment of the Purchase Price	13
6.3	Pre-Completion Estimate	14
6.4	Post-Completion Adjustments	14
6.5	Intercompany Balances and Financial Indebtedness	14
6.6	Warranties	14
6.7	Obligations before Completion	14
6.8	Trade marks	15

7.	Timetable	15

8.	Due diligence	15

8.1	Access to materials	15
8.2	Copies of materials	16

9.	Termination	16

10.	Confidentiality and announcements	17

10.1	Terms and subject matter of heads of agreement	17

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 2

10.2	Return of confidential information	17
10.3	Public Announcements	17
10.4	Termination	18

11.	Further action	18

12.	Dispute resolution	18

13.	GST	18

14.	Governing law and jurisdiction	19

15.	Counterparts	19

Schedule 1 – Transfer Assets		20

Schedule 2 - Merbein Facilities		21

[This schedule is subject to discussion between David Stevenson and Neil MacKenzie]		21

1.	Merbein Facility	21

2.	Transitional Services	21

3.	Share Services	21

Schedule 3 – Warranties		22

Schedule 4 – Limitations		30

1.	Qualifications	30

2.	Acknowledgments	30

3.	No reliance	31

4.	Financial limits on Claims	32

5.	Time limits on Claims	32

6.	Other limits on Claims	33

7.	Maximum aggregate liability for Claims	33

8.	Notice of potential Claim	33

9.	Conduct of third party Claims	34

10.	Rights of the Purchaser	34

11.	Costs indemnity	34

12.	Warranty payments	35

13.	Benefits or credits received by the Company or the Purchaser	35

14.	Trade Practices Act	35

15.	Financial forecasts	35

Signing page		36

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 3

Details

Date

Parties

Name	Neqtar Limited (a company registered in England & Wales with company number 05581964)
Short form name	Vendor
Notice details	Thremhall, Start Hill, Bishop's Stortford, Hertfordshire, CM22 7TD, England Facsimile +44 0 1279 873501 Attention: Jim Furze

Name	Saint James Company, [a Nevada Company]
Short form name	Purchaser
Notice details	1117 East Putnam Avenue, Suite 210, Riverside, Connecticut 06878, USA Facsimile 203-801-9685 Attention: Jake Shapiro

Background

A	The Shares are legally and beneficially owned by the Vendor.

B	Subject to the terms of these heads of agreement, the Vendor has agreed to sell and the Purchaser has agreed to buy (or procure that its nominee buys) the Shares.

C	The parties agree that they will work together to complete the transaction contemplated in these heads of agreement in accordance with the Timetable.

D	These heads of agreement record the basis on which the parties will proceed to negotiate the Transaction Documents.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 4

Agreed terms

1.	Defined terms and interpretation

1.1	Defined terms

In these heads of agreement:

Acquisition means the acquisition of the Shares by the Purchaser (or its nominee) as proposed under these heads of agreement.

Business means the business of manufacturing, selling and distributing wine, carried on by Neqtar Wines.

Business Day means a day that is not a Saturday, Sunday or public holiday in Victoria.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to these heads of agreement.

Company means Neqtar Australia Pty Ltd ACN 119 786 408.

Completion means completion of the Share Sale Agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Disclosure Letter means the letter entitled “Disclosure Letter” given by the Vendor to the Purchaser on or about the date of this heads of agreement.

Due Diligence Material means the due diligence information and documents provided to the Purchaser in relation to the Company and Neqtar Wines, through a web based data room.

Encumbrance, in relation to any asset, means any right, title, claim, interest, power or remedy held or claimed by any third party in or to that asset (including, but without limitation, under any mortgage, charge, lien, pledge, trust or power).

EU means the European Union.

Final Payment Date means the date which is 12 months and one day after the date of Completion.

First Ranking Charge means the charge over the assets of the Purchaser, the Company and Neqtar Wines in favour of the Purchaser's financiers in relation to the provision of finance to the Purchaser for the Acquisition.

Fosters Contracts means the three contracts between Fosters and Neqtar Wines, being a contract processing contract, a wine supply contract and blending agreement.

Group means the Company and its subsidiaries.

Group Company means one of the Company and its subsidiaries.

HwCg means HwCg Limited, a company incorporated in the United Kingdom (number 01613823).

HwCg Sales and Marketing Agreement means the agreement to be entered into at Completion on the terms set out in clause 5.3.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 5

Inventory means all the physical inventory of bulk wine, bottled wine and dry goods, which is owned by Neqtar Wines as at Completion.

Merbein Agreement means the agreement to be entered into at Completion on the terms set out in clause 5.2.

Merbein Facilities means the storage and blending facilities described in item 1 of Schedule 2 of these heads of agreement.

Neqtar Wines means Neqtar Wines Pty Ltd ACN 119 786 373.

Purchase Price means the purchase price for the Shares, as specified in clause 6.1.

Real Properties means any real properties owned or used by any Group Company.

SdS Beverages means SdS Beverages Pty Ltd (ACN 115 465 631).

Security Documents means:

(a)	the deed of charge (and registered mortgage over the Company's real estate) to effect the terms contained in clause 5.5(a)(i); and

(b)	a deed of priority (intercreditor agreement) between the Vendor and the holder of the First Ranking Charge, in respect of the charge referred to in clause 5.5(a)(i).

Share Sale Agreement means the formal share sale agreement to be entered into between the parties under which the Vendor agrees to sell the Shares to the Purchaser and the Purchaser (or its nominee) agrees to purchase the Shares from the Vendor for the Purchase Price.

Shares means all of the shares in the Company.

Sunset Date means 11:59pm 19 January 2009 or such other date as agreed in writing by the parties.

Timetable means the timetable referred to in clause 7.

Transaction Documents means:

(a)	the Share Sale Agreement;

(b)	the Wine Inventory Agreement;

(c)	the Merbein Agreement;

(d)	the HwCg Sales and Marketing Agreement;

(e)	the Security Documents; and

(f)	any other documents ancillary to any of the above.

Warranty means each of the representations and warranties to be given by the Vendor under these heads of agreement and under the Share Sale Agreement.

Wine Inventory means the Inventory to the extent it comprises bulk wine and bottled wine.

Wine Inventory Agreement has the meaning given in clause 5.4(c).

Wine Inventory Cost Forecast means the forecasts used by the Vendor to determine the cost price of the Wine Inventory, which will be provided to the Purchaser as part of the Due Diligence Material

1.2	Interpretation

In these heads of agreement, except where the context otherwise requires:

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 6

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)
a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, these heads of agreement, and a reference to these heads of agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Melbourne, Australia time;

(g)
a reference to a party is to a party to these heads of agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	any deed, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(m)
any deed, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this heads of agreement or any part of it; and

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Status of heads of agreement

2.1	Intention to be legally bound

(a)
The parties intend that these heads of agreement are binding in accordance with their terms on and from the date of these heads of agreement, despite the fact that the parties may not have reached final agreement as to the specific form of each of the Transaction Documents.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 7

(b)	The terms of these heads of agreement:

(i)	are not merely statements of the current intention of the parties;

(ii)	are intended to be legally binding on the parties; and

(iii)
constitute a binding undertaking or representation concerning the Acquisition by both parties, even if the parties subsequently work together and take action or refrain from taking action on the assumption or in the expectation that the Transaction Documents will be executed.

2.2	Entire agreement

These heads of agreement constitute the entire agreement between the parties as to their subject matter and supersede all earlier understandings or agreements relating to the Acquisition.

3.	Sale

3.1	Agreement to sell

Subject to the terms and conditions of these heads of agreement, the Vendor agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares, free and clear of all Encumbrances, for the Purchase Price.

3.2	Share Sale Agreement

The agreement between the Vendor and the Purchaser in clause 3.1 is subject to execution of the Share Sale Agreement between the Purchaser and the Vendor, and agreement on the form of the other Transaction Documents, on terms acceptable to both parties.

3.3	Conditions Precedent

The sale and purchase of the Shares will be subject to conditions precedent. . These conditions precedent will include:

(a)	a condition that SdS Beverages transfer to Neqtar Wines the assets listed in Schedule 1, free from Encumbrances, on terms that are satisfactory to the Purchaser acting reasonably;

(b)
a condition that the Purchaser raise debt and equity finance, on terms that are satisfactory to the Purchaser in its absolute discretion, in an amount that is sufficient to enable the Purchaser to pay:

(i)	the Purchase Price;

(ii)	the costs and expenses associated with the Acquisition; and

(iii)	any other amounts payable by the Purchaser in connection with the Acquisition, and have sufficient working capital to support the Business;

(c)	if the Acquisition is subject to the Foreign Acquisition and Takeovers Act 1975 (Cwlth)(“FATA”):

(i)	the Purchaser receives notice that the Treasurer has no objection to the Acquisition; or

(ii)	the period elapses during which the Treasurer may make an order under section 18 or 22 of FATA, without an order being made in relation to the Acquisition; or

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 8

(iii)	if an interim order is made under section 22 of FATA, the subsequent period for making a final order prohibiting the Acquisition elapses, without a final order being made;

(d)
a condition that Completion be conditional on the Purchaser receiving other approvals that are required by law and are necessary and reasonable for the operation of the Business, on terms that are satisfactory to the Purchaser acting reasonably;

(e)
a condition that each Group Company obtains any material consents that it may reasonably require (or which the Purchaser reasonably believes the Group Company may require) in relation to the Acquisition from any third party, on terms satisfactory to the Purchaser

(f)
a condition that the Purchaser receive valuations addressed to the Purchaser from a valuer satisfactory to the Purchaser and in form and substance satisfactory to the Purchaser, which valuations confirm that the tangible assets of Neqtar Wines have a fair market value of not less than $27 million in aggregate;

(g)	the Fosters Contracts are amended in such manner that reflects commercial terms that substantially or effectively include:

(i)	the Fosters Contracts are not due to terminate prior to 31 December 2010;

(ii)	the contract processing agreement provides for Neqtar Wines to process not less than 8,000 tonnes of grapes per annum for Fosters on terms satisfactory to the Purchaser;

(iii)	the wine sales agreement provides for Neqtar Wines to sell Fosters all the wine made from not less than 8,000 tonnes of grapes per annum owned by Neqtar Wines, on terms satisfactory to the Purchaser;

(iv)	the prices payable by Fosters, in respect of the 16,000 tonnes of grapes per annum the subject of the contract processing agreement and the wine sales agreement, are increased by $40 per tonne;

(v)
the blending agreement provides for Neqtar Wines to provide blending and storage services to Fosters in respect of not less than 15 million litres of wine per annum, on terms satisfactory to the Purchaser;

(vi)	the terms of payment in the Fosters Contracts are as disclosed by the Vendor to the Purchaser;

(vii)	the terms of the Fosters Contracts are otherwise consistent with the forecasts provided by the Vendor to the Purchaser and on which the Purchaser has relied;

(h)
a condition that the Purchaser complete its due diligence in relation to the Group Companies and the Business and not become aware of any material matter that is not satisfactory to the Purchaser acting reasonably.; and.

(i)	a condition that the Vendor obtain any necessary shareholder approval to the sale of the Shares to the Purchaser.

The conditions precedent are, except for the condition at clause 3.3(i), for the sole benefit of the Purchaser. The Vendor and the Purchaser must use reasonable endeavours to cause or procure satisfaction of the conditions precedent as soon as is reasonably practicable. The Vendor and the Purchaser must, on reasonable request from the other party, report to one another in reasonable detail and in writing, in relation to their progress with satisfaction of the conditions precedent. The Purchaser may waive any of the conditions by notice given to the Vendor. If any of the conditions are not satisfied on or before the Sunset Date, either party may terminate these heads of agreement (and each Transaction Document that has been executed) by notice given to the other party.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 9

4.	Negotiation of agreements

4.1	Co-operation

(a)	The parties must use reasonable endeavours to negotiate each of the Transaction Documents in accordance with the Timetable and, subject to clause 4.1(b) on the basis of these heads of agreement.

(b)
The parties must use reasonable endeavours to minimise their respective costs of implementing the Acquisition, including considering any reasonable proposal to structure the transaction in a manner to minimise the costs of each of the parties.

(c)	The Transaction Documents and other ancillary documents will be prepared by the Purchaser's lawyers, excluding the Merbein Agreement which is to be prepared initially by the Vendor's lawyers.

4.2	Costs

The parties will bear their own respective costs and expenses of negotiating and executing the Transaction Documents.

5.	Terms of Transaction Documents

5.1	Share Sale Agreement

Subject to these heads of agreement, the parties will use reasonable endeavours to negotiate the Share Sale Agreement, on the basis set out in these heads of agreement, in particular in clause 6.

5.2	Merbein Agreement

(a)	Subject to these heads of agreement, the parties agree that:

(i)
subject to the Vendor obtaining any necessary consents, the Purchaser will procure that the Company will lease the Merbein Facilities from the Vendor or a related body corporate of the Vendor on an exclusive basis, for five years from the date of Completion;

(ii)	the rent payable under the lease will be a total of $1,000,000 (excluding GST) payable by equal monthly instalments over the last two years of the lease;

(iii)
The Purchaser will bear the costs as detailed and disclosed as winery recharge in the budget document provided in the Due Diligence Material. This disclosed cost is contained in all projected earnings to the Purchaser .

(iv)
on the date which is five years from the date of Completion (Sale Date), subject to the Vendor obtaining any consents required by law, the Purchaser will procure that the Company will purchase, and the Vendor or a related body corporate of the Vendor will sell, the Merbein Facility for the fair market value of the Merbein Facility as at the Sale Date, as determined by an independent valuer, an arm's length valuation between a willing Vendor and Purchaser and otherwise as set out in the contract for sale of real estate to be attached to the Merbein Agreement containing terms and conditions usually included in an agreement relating to the sale of a similar property;

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 10

(v)
the Purchaser will procure that the Company will provide SdS Beverages with transitional and shared services of the kind listed in items 2 and 3 of Schedule 2 of these heads of agreement for the consideration, and on and subject to the terms, set out in the Merbein Agreement; and

(vi)
the Vendor will procure that SdS Beverages will provide the Company with transitional and shared services of the kind listed in items 2 and 3 of Schedule 2 of these heads of agreement for the consideration, and on and subject to the terms, set out in the Merbein Agreement; and

(vii)
The independent valuer referred to in clause 5.2(a)(iv) will be such person as the Vendor and Purchaser may agree or, in default of agreement, a registered valuer of no less than 15 years experience appointed by the President of the Institute of Valuers.

(b)	The parties will use reasonable endeavours to negotiate the Merbein Agreement, on the basis set out in these heads of agreement.

(c)	The agreed form of the Merbein Agreement will be annexed to the Share Sale Agreement to be entered into at Completion.

5.3	HwCg Sales and Marketing Agreement

(a)
Subject to these heads of agreement, the parties agree that the HwCg, the Vendor and Neqtar Wines will enter into a wine distribution agreement under which the Vendor will purchase (or cause or procure HwCg to purchase) a minimum of 1.728 million litres of wine (either as bulk or bottled wine) in each of the 2009 and 2010 vintages, subject to the terms set out in that distribution agreement, including (but without limitation) the following terms:

(i)	the Vendor or HwCg will purchase from Neqtar Wines the quantity of wine made in the 2008 vintage as shown in the forecasts provided by the Vendor and on which the Purchaser has relied;

(ii)	wine will be taken from the 2009-2010 vintages – whites taken and paid for by June in the year after the vintage year and reds by December in the year following the vintage year;

(iii)	the wine styles or specifications to be supplied will be similar to the styles and specifications of the wine made in the 2008 vintage (or as otherwise agreed between the Vendor and the Purchaser);

(iv)	the purchase price paid by HwCg or the Vendor for the wine will be cost (determined on an open book basis) plus a margin of $422,000 per annum;

(v)	any volumes of wine to be supplied which are above the minimum will be negotiated and agreed on annual basis;

(vi)	excluding any of the Vendor's existing suppliers, the Vendor will not buy any Australian wine without first giving the Company a first right of refusal to match the terms of the purchase; and

(vii)	HwCg will distribute the wine in the United Kingdom and the EU (and will not distribute any of the wine outside the United Kingdom and the EU).

(b)	The parties will use reasonable endeavours to negotiate the HwCg Sales and Marketing Agreement, on the basis set out in these heads of agreement.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 11

(c)	The agreed form of the HwCg Sales and Marketing Agreement will be annexed to the Share Sale Agreement to be entered into at Completion.

5.4	Wine Inventory Agreement

(a)	At Completion, the Purchaser will purchase the Inventory, excluding the Wine Inventory, on an as is, where is basis, on reasonable terms to be agreed between the parties.

(b)
At Completion, the Vendor will cause or procure Neqtar Wines to sell or transfer the Wine Inventory to the Vendor, on an as is, where is basis, on terms that are satisfactory to the Purchaser acting reasonably.

(c)	At Completion, the Vendor will enter into an agreement with Neqtar Wines (the Wine Inventory Agreement) under which Neqtar Wines will have:

(i)
an obligation to draw down or buy some or all of the Wine Inventory from time to time to meets its obligations under the Fosters Contracts and the HwCg Sales and Marketing Agreement, at its cost price (determined on the same basis as has been used in the Wine Inventory Cost ForecastsError! Reference source not found.); and

(ii)
a right to draw down or buy some or all of the Wine Inventory at any other time, and from time to time, for the purposes of other sales, at its cost price (determined on the same basis as has been used in the Wine Inventory Cost Forecasts) .

(d)
Under the Wine Inventory Agreement the Purchaser must pay for any Wine Inventory that is drawn down by the last day of the month of in which that Wine Inventory was drawn down. Neqtar Wines will direct that payment by the Purchaser for the Wine Inventory is made directly to the Vendor. If Neqtar Wines has not drawn down all of the Wine Inventory within 12 months after the Completion Date then, on the expiration of that period, Neqtar Wines will draw down the balance of the Wine Inventory, at its cost price.

(e)
Until Neqtar Wines draws down or buys any of the Wine Inventory, Neqtar Wines will retain possession and control of the Wine Inventory and store the Wine Inventory for the Vendor. The Vendor may grant a floating charge over the Wine Inventory and Neqtar Wines and the Vendor’s financier will enter into such agreements as are reasonably necessary to give effect to that security and the rights of Neqtar Wines to draw down the Wine Inventory.

(e)
Prior to Completion, the Vendor will permit the Purchaser to inspect, sample and test the Wine Inventory and, immediately following that inspection, the Purchaser may reject any of the Wine Inventory that the Purchaser reasonably believes is not of good and merchantable quality or fit for the purpose for which it was made. Neqtar Wines will have no obligation to purchase any of the Wine Inventory that is rejected by the Purchaser under this clause prior to Completion.

(f)	The parties will use reasonable endeavours to negotiate the Wine Inventory Agreement, on the basis of the terms set out in this clause 5.4.

(g)	The agreed form of the Wine Inventory Agreement will be annexed to the Share Sale Agreement to be entered into at Completion.

5.5	Security Documents

(a)	Subject to these heads of agreement, the parties agree that:

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 12

(i)
with effect from Completion (or the first date on which financial assistance may be given by the Company or Neqtar Wines, if later) the Purchaser will grant or procure the grant of a fixed and floating charge over the Company, Neqtar Wines, all or substantially all of the Company's assets and all or substantially all of Neqtar Wines' assets, in favour of the Vendor to secure the payment by the Purchaser (or its nominee) of any amount of the Purchase Price which has not already been paid at Completion.

(ii)	the charge referred to in clause 5.5(a)(i) will rank immediately behind the First Ranking Charge.

(b)	The parties will use reasonable endeavours to negotiate the Security Documents, on the basis set out in these heads of agreement.

(c)	The agreed form of the Security Documents will be annexed to the Share Sale Agreement to be entered into at Completion.

5.6	Other Terms

In addition to the terms set out in these heads of agreement, each of the Transaction Documents will contain such other terms as the Purchaser, the Vendor or their respective solicitors may reasonably require. Neither the Purchaser nor the Vendor will have any obligation to agree to any term that is inconsistent with these heads of agreement or any material term that is not set out in these heads of agreement.

6.	Terms of share sale agreement

6.1	Purchase Price

The Purchase Price for the Shares comprises:

(a)	$24,300,000 (or such other amount as the Vendor and the Purchaser may agree if the condition precedent in clause 3.3(f) is not satisfied)(Initial Purchase Price) ;

(b)	$2,700,000 (Final Cash Consideration);

(c)	plus an amount equal to the debtors of each Group Company as at Completion (excluding any bad or doubtful debts);

(d)	less an amount equal to the creditors of the Company as at Completion (excluding any intercompany balance and financial indebtedness that is discharged at Completion); and

(e)
less an amount equal to any present or future liabilities of any Group Company as at Completion (including, but without limitation, any liabilities for tax or employee entitlements in relation to the period prior to Completion).

6.2	Payment of the Purchase Price

(a)	Subject to these heads of agreement, at Completion, the Purchaser must pay to the Vendor the Purchase Price (less the Final Cash Consideration).

(b)	Subject to these heads of agreement, the Purchaser must pay to the Vendor the Final Cash Consideration on the Final Payment Date.

(c)	The Purchaser will pay the Purchase Price by bank cheque or telegraphic transfer to an account nominated by the Vendor or otherwise in cleared funds.

(d)
The Purchaser may set-off any amount due and payable by the Vendor or HwCg or any related body corporate (as defined in the Corporations Act) of the Vendor or HwCg to the Purchaser against any payment mentioned in clauses 6.2(a) or (b).

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 13

(e)
If any claim for breach of Warranty is not fully and finally resolved as at the Final Repayment Date, the Purchaser may withhold from the payment of the Final Payment Date such amount as is reasonably necessary on account of that claim, pending final resolution of the claim.

6.3	Pre-Completion Estimate

Not less than 5 Business Days prior to Completion, the Vendor and the Purchaser must agree on an estimate of the amounts mentioned in clauses 6.1(c), (d) and (e) and the amount payable by the Purchaser at Completion, on account of the Purchase Price, will be based on those estimates. The Share Sale Agreement will contain a mechanism to resolve any dispute between the parties in relation to the estimates.

6.4	Post-Completion Adjustments

As soon as is practicable after Completion, the Vendor and the Purchaser must determine the actual amounts mentioned in clauses 6.1(c), (d) and (e) and make whatever adjustments are necessary on account of the Purchase Price payable as at Completion. The Share Sale Agreement will contain a mechanism to resolve any dispute between the parties in relation to the determination of the actual amounts.

6.5	Intercompany Balances and Financial Indebtedness

The Vendor must ensure that, at or prior to Completion, all of the financial indebtedness of each Group Company is repaid or discharged so that, at Completion, no Group Company has any liability for any financial indebtedness.

The Vendor must also ensure that, at or prior to Completion, all of the intercompany balances between each Group Company and the Vendor (or any related body corporate of the Vendor) are repaid or discharged so that, at Completion, no Group Company has any liability to the Vendor (or any related body corporate of the Vendor) and neither the Vendor, nor related body corporate of the Vendor, has any liability to any Group Company other than under the Transaction Documents.

6.6	Warranties

(a)
Subject to the limitations set out in Schedule 4, the Vendor represents and warrants that, subject to the Disclosure Letter, the warranties set out in Schedule 3 are true and correct as at the date of these heads of agreement.

(b)
The Vendor will provide warranties of the type usually provided on the sale of shares in a company conducting a business of a similar nature to the Business, which will be in substantially the same form as those contained in Schedule 3, together with such other warranties as the Purchaser or its solicitors may reasonably require.

(c)
The warranties will be qualified by the limitations of the type usually included in a share sale agreement in relation to the sale of a shares in a company conducting a business of a similar nature to the Business, which will be in substantially the same form as those contained in Schedule 4.

6.7	Obligations before Completion

The Vendor must ensure that, in the period prior to Completion, no Group Company does, or agrees to do any of the following, without the prior written consent of the Purchaser:

(a)	carry on business other than in the ordinary and usual course;

(b)	incurs, or commits to, any capital expenditure, or series of capital expenditures, in excess of $250,000 in aggregate;

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 14

(c)	dispose of, create an Encumbrance over, or declare itself trustee of any asset (other than for the sale of trading inventories in the ordinary and usual course of business);

(d)	allot or issue any share or loan capital or securities or other rights convertible into share or loan capital;

(e)	declare or pay any dividend or make any other distribution of profits, reduce its capital, buy-back any shares or repay any shareholders’ loan;

(f)	change the terms of employment of any employee or engage any new employee; or

(g)	make any alteration to its constitution.

6.8	Trade marks

Prior to Completion, HwCg will transfer or sell to Neqtar Wines all right, title and claim in and to the trade mark for the Barramundi brand (and all goodwill associated with the Barramundi brand) in all jurisdictions other than the United Kingdom and the EU, on terms and conditions that are satisfactory to the Purchaser and the Vendor in their absolute discretion. HwCg will retain ownership of the Barramundi trade mark and the goodwill associated with that trade mark under the laws of the United Kingdom and the EU.

7.	Timetable

The parties must endeavour to meet the following timetable:

Event / deliverable	Date

Negotiation of Share Sale Agreement finalised	No later than 5 weeks from the date of execution of these heads of agreement.

Negotiation of Wine Inventory Agreement finalised	No later than 5 weeks from the date of execution of these heads of agreement.

Negotiation of Merbein Agreement finalised	No later than 5 weeks from the date of execution of these heads of agreement.

Negotiation of the HwCg Sales and Marketing Agreement finalised	No later than 5 weeks from the date of execution of these heads of agreement.

Negotiation of the Security Documents finalised	No later than 5 weeks from the date of execution of these heads of agreement.

Execution of Share Sale Agreement	No later than 5 weeks from the date of execution of these heads of agreement.

Completion	No later than 10 Business Days from the date of execution of the Transaction Documents or, if later, the date on which all of the conditions precedent have been satisfied or waived.

8.	Due diligence

8.1	Access to materials

The Purchaser will continue to have access to the Data Room Material until Completion. In addition, with effect from the date of these heads of agreement, the Vendor must:

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 15

(a)
provide the Purchaser and its advisers and authorised representatives with reasonable access to all books and records and assets of and under the control of any Group Company and to the Real Properties to enable the Purchaser, as is reasonably necessary to:

(i)  conduct due diligence investigations in respect of the Business and the Group Companies;

(ii)  investigate the accuracy of the Warranties; and

(iii)  become familiar with the Business and the affairs of the Group Companies;

(b)
must provide the Purchaser and its advisers and authorised representatives with all information and explanations that they might reasonably request in relation to the books and records referred to in clause 8.1(a) or the affairs of any Group Company; and

(c)	will ensure that the relevant responsible officers and employees and auditors of each Group Company are available at all reasonable times for the purposes of this clause 8.

8.2	Copies of materials

The Purchaser and its advisers and authorised representatives may take copies from the books and records referred to in clause 8.1(a). The Purchaser must:

(a)
ensure that any access under this clause 8 is exercised and conducted so as to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Group Companies and their employees; and

(b)	only consult with officers, employees and auditors of a Group Company where the Vendor has given its prior consent to do so (which consent will not be unreasonably withheld or delayed).

9.	Termination

(a)	Each party must use all reasonable endeavours within its own capacity to ensure that each Transaction Document is agreed and executed no later than the Sunset Date

(b)	Each party will have the right to terminate these heads of agreement, by notice given to the other party in the event that:

(i)	the other party does not comply with is obligations under these heads of agreement; or

(ii)	any one or more of the Transaction Documents has not been agreed and executed by the Sunset Date.

(c)	The Purchaser will have the right to terminate these heads of agreement in the event that:

(i)	the Vendor or any Group Company becomes an externally administered body corporate (as defined under the Corporations Act);

(ii)	any of the representations or warranties set out in Schedule 3 is or becomes untrue, or is or becomes misleading, in any respect prior to Completion;

(iii)	any material asset of any Group Company is destroyed, lost or rendered unusuable (whether or not the asset is insured); or

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 16

(iv)	the Purchaser becomes aware of any material matter that is relevant to the Acquisition or to the affairs of any Group Company that is not satisfactory to the Purchaser acting reasonably.

(d)
If these heads of agreement are terminated under this clause 9 then no party will have any cause of action under or in relation to this heads of agreement against the other party for any loss or damage unless such cause of action accrued prior to that time or relates to a provision of this heads of agreement which is expressed to survive termination.

10.	Confidentiality and announcements

10.1	Terms and subject matter of heads of agreement

Until execution of the Transaction Documents, each party must keep strictly confidential:

(a)	the existence, terms and subject matter of these heads of agreement; and

(b)
any information (in whatever form) disclosed to that party in the course of the parties' discussions and negotiations (including the due diligence process) in relation to the proposed acquisition of the Shares by the Purchaser, and subject to clause 10.3, no party will disclose any such information except:

(c)	with the written consent of the other party;

(d)	if the information disclosed was otherwise publicly available other than where the information is publicly available as a result of a breach of this clause 10.1;

(e)	as required by law or any regulatory authority (including the listing rules of any stock exchange);

(f)	to its professional advisers and employees on a need to know and continuing confidential basis; or

(g)
where disclosure is reasonably necessary for the performance of these heads of agreement (and, in particular, but without limitation, the Purchaser may disclose any such information to any person whom it approaches for any debt or equity finance in order to fund the Acquisition).

10.2	Return of confidential information

Until execution of the Transaction Documents, the Vendor and the Purchaser each agree to return to the other, or at the option of the other, to destroy, any confidential material of that other party, immediately on demand. No party will make any demand unreasonably while the parties are still advancing negotiations.

10.3	Public Announcements

(a)
Until execution of the Transaction Documents and subject to paragraph 10.3(b), the Purchaser agrees that it will not make any public announcements in respect of these heads of agreement or their subject matter, unless that announcement has been agreed in advance in writing by the Vendor (which agreement the Vendor may not unreasonably withhold or delay).

(b)
The Purchaser may make any disclosures in relation to this heads of agreement or its subject matter as is necessary to its advisers and to comply with any applicable law or requirement of any regulatory body (including, but without limitation, the rules of any stock exchange).

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 17

10.4	Termination

This clause will survive termination (for whatever reason) of these heads of agreement.

11.	Further action

Each party must use all reasonable efforts to do all things necessary or desirable to give full effect to these heads of agreement.

12.	Dispute resolution

(a)	If a dispute arises out of these heads of agreement (Dispute), a party must comply with this clause 12 before starting arbitration or court proceedings (except proceedings for interlocutory relief).

(b)	A party claiming a Dispute has arisen must give the other parties to the Dispute notice setting out details of the Dispute (Dispute Notice).

(c)
During the 14 days after a Dispute Notice is given (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use its reasonable efforts to resolve the Dispute. If the parties cannot resolve the Dispute within that period, they must refer the Dispute to a mediator if one of them requests.

(d)	If the parties to the Dispute cannot agree on a mediator within seven days after a request under clause 12(c), the chairman of LEADR or the chairman's nominee will appoint a mediator.

(e)	The role of a mediator is to assist in negotiating a resolution of the Dispute. A mediator may not make a binding decision on a party to the Dispute except if the party agrees in writing.

(f)	Any information or documents disclosed by a party under this clause 12:

(i)  must be kept confidential; and

(ii)  may only be used to attempt to resolve the Dispute.

(g)	Each party to a Dispute must pay its own costs of complying with this clause 12. The parties to the Dispute must equally pay the costs of any mediator.

(h)
A party to a Dispute may terminate the dispute resolution process by giving notice to each other after it has complied with clauses 12(a) to 12(c). Clauses 12(f) and 12(g) survive termination of the dispute resolution process.

(i)	If a party to a Dispute breaches clauses 12(a) to 12(h), the other parties to the Dispute do not have to comply with those clauses in relation to the Dispute.

13.	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with these heads of agreement does not include GST.

(b)
To the extent that any supply made by a party to another party (Recipient) under or in connection with these heads of agreement is a taxable supply, the Recipient must pay, in addition to the consideration to be provided under these heads of agreement for that supply (unless it expressly includes GST) an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 18

(c)	The amount of GST payable in accordance with clause 13(b) above, will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided.

(d)
Any reference in this clause 13 to a term defined or used in A New Tax System (Goods and Services Tax) Act 1999 is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

14.	Governing law and jurisdiction

These heads of agreement are governed by the laws of Victoria, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.

15.	Counterparts

These heads of agreement may be executed in any number of counterparts.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 19

Schedule 1 – Transfer Assets

Asset	Brand	Specifications	Description
Inclined Drainer	Miller	ID800	Pneumatically operated gate, 30tph capacity
Rotary Screen [x 2]	A & G		180cm full stainless steel
Presses [x2]	Marzola	PDP100	Screw presses
Centrifuge	Westfalia	SC150	Centrifuge & associated controls
Strainer	Westfalia		Seed strainer for centrifuge (Strainer & stand)
Compressor	Ingersoll Rand	SSR MM50	Air compressor plus controls
Bag Press	Miller		40 tonne bag press
Dosing Pump			Dosing pump (enzyme)
Open Top Tank [x 2]			500 ltrs
Top Agitator Tanks [x 2]			5000ltrs
CIP Tank	Miller		Miller Press CIP Tank
Tube-n-Tube	Teralda		1 x 4" Tube-n-Tube (must chiller)

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 20

Schedule 2 - Merbein Facilities

[This schedule is subject to discussion between David Stevenson and Neil MacKenzie]

1.	Merbein Facility

The Merbein Facility is the facility located at [insert]

2.	Transitional Services

The transitional services to be provided by Neqtar Australia Pty Ltd (or SdS Beverages) for a period to be agreed between the parties, including the following:

(a)	Administration Services such as:

(i)
all payroll and related functions are provided on CBA Payroll software. Current payroll procedures to remain the same, with pay being processed on a weekly basis after receipt of timesheets from the Receptionist/Administration Assistant at Neqtar Wines, as per current practice; and

(ii)	superannuation services, including payroll tax which is to continue to be processed as per statutory requirements; and

(iii)	reporting services to be provided at month end;

(b)	Information Technology Services including the continuation of the TSM software during the transition period and other necessary IT related services;

(c)	Accounts Payable and Receivable services to be provided by Neqtar Australia Accounts staff on a daily basis on TSM;

(d)
Credit Control services to be co-ordinated by the Neqtar Australia Commercial/Administration Manager as per current practice with monthly reports provided as to the state of debtor’s accounts, and any payment plan which may be in place; and

(e)	Purchasing Services to be provided by the Purchasing Manager for the purchase of all necessary products as per current practice.

3.	Share Services

(a)	Shared Facility (Glycol) - Facilities will be shared from SdS location with access for the paste and base plants; and

(b)	Shared Facility -Waste Water - Facilities will be shared from SdS location with access for the paste and base plants

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 21

Schedule 3– Warranties

Warranty 1 - Defined terms

Terms defined in the heads of agreement have the same meaning for the purposes of these Warranties. In these Warranties:

Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animal and plant and the social factors of aesthetics.

Environmental Law means a law regulating or otherwise relating to the Environment including, without limitation, land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of the protection of the Environment.

Funds means AMP SUPERLEADER, AMP FLEXIBLE L/TIME, AustralianSuper, ASGARD ELEMENTS, AXA RETIREMENT PLAN, ANZ SUPER ADVANTAGE, BENDIGO SUPER PLAN, BIRCH SUPER FUND, BT RETIREMENT SELECT, CBUS SUPERANNUATION, COLONIAL FIRST STATE, Colonial FirstChoice, COMMONWEALTH SELECT, FIRST SUPER – SBS, HOSTPLUS, LUCRF SUPER, MACQUARIE SUPER, MLC MASTERKEY SUPER, MTAA SUPER 504132, PLUM SUPERANNUATION, RACV SUPERANNUATION, REST SUPERANNUATION, STATEWIDE SUPER, TELSTRA SUPER, VICSUPER and WESTPAC LIFE.

Hazardous Substance means any substance which is, or may be hazardous, toxic, dangerous or polluting or which is regulated by any Environmental Law.

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) including:

(a)	business names;

(b)	trade or service marks;

(c)	any right to have information (including Confidential Information) kept confidential; and

(d)
patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights.

Superannuation Commitment means any obligation, liability or duty to make any payment to any person in respect of any superannuation or retirement benefits or pensions that are or may be provided to any present or former Employees of Neqtar Wines or their respective dependants.

Warranty 2 – Vendor and Group Companies

2.1	The Vendor has full authority and all necessary consents to enter into and perform these heads of agreement, the Share Sale Agreement and each of the other Transaction Documents.

2.2	Neither these heads of agreement, nor the sale of the Shares under the Share Sale Agreement, nor the performance of any of the Transaction Documents, will:

(a)	impose any encumbrance on the Vendor or any Group Company; or

(b)	put the Vendor or any Group Company in breach of any obligation or agreement by which it is bound.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 22

2.3	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor;

(b)	administrator, receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to the Vendor or any assets of the Vendor; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor is the mortgagor or chargor.

Warranty 3 – The Group Companies

No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of any Group Company;

(b)
administrator, receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to any Group Company or any asset of any Group Company; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which any Group Company is the mortgagor or chargor.

Warranty 4 - Share capital

4.1	The share capital of each Group Company as disclosed to the Purchaser (and to be set out in the Share Sale Agreement):

(a)	comprises the entire share capital of that Group Company; and

(b)	is fully paid.

4.2	The Vendor:

(a)	is the sole registered and beneficial owner of all the Shares;

(b)	has complete power and right to sell all the Shares to the Purchaser; and

(c)	as at Completion, none of the Shares will be subject to any Encumbrance.

4.3	The Company is the sole registered and beneficial owner of all the shares in the capital of Neqtar Wines and, as at Completion, none of those shares will be subject to any Encumbrance.

4.4
The Company does not own any other shares or securities in or of any body corporate and does not carry on any business or have any liabilities. Neqtar Wines does not own any shares or securities in or of any body corporate and does not carry on any business (other than the Business) or have any liabilities (other than those arising from the Business).

4.5	There is no option, right to acquire or encumbrance over or affecting the Shares, or the shares in the capital of Neqtar Wines, or any of them.

4.5	No Group Company has issued any other securities.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 23

Warranty 5 - Accounts

5.1	The unaudited management accounts of each Group Company as at 31 August 2008:

(a)	were prepared in accordance with applicable laws and generally accepted accounting principles in Australia; and

(b)	give a true and fair view of the financial position and affairs of that Group Company and the Business as at 31 August 2008.

5.2	Since 31 August 2008:

(a)	each Group Company has carried on the Business in the ordinary and usual course;

(b)	no contracts or commitments differing from those ordinarily made in the conduct of the Business have been entered into or incurred; and

(c)	there has been no material adverse change in the assets, liabilities, financial position or the profitability of the Group.

5.3	No person has given a guarantee or indemnity or is otherwise a surety in respect of any Group Company or its Business.

5.4
As at Completion, each Group Company will be the sole legal and beneficial owner of all of its assets. Those assets are in the possession or under the control of the relevant Group Company. There are no other material assets used in the Business or necessary to carry on the Business as a going concern in the same manner as the Business has been conducted prior to Completion.

5.5
As at Completion, the Wine Inventory will contain sufficient wine, of sufficient quality, to satisfy the requirements of the Fosters Contracts. As far as the Vendor is aware, the Wine Inventory is generally of good and merchantable quality and is generally fit for the purpose of the sales contemplated within the Wine Inventory Cost Forecast.

5.5
As at Completion, no Group Company will have any liability for any financial indebtedness and none of the assets of any Group Company will be subject to any Encumbrance that secures any financial indebtedness.

Warranty 6 - Records

As far as the Vendor is aware, the records of each Group Company:

(a)	have been fully, properly and accurately kept and completed; and

(b)	do not contain material inaccuracies or discrepancies of any kind.

Warranty 7 - Business contracts

7.1	As far as the Vendor is aware, there are no agreements, arrangements or understandings affecting any Group Company or the carrying on of the Business that:

(a)	are material to the operation of the Business and have not been disclosed in writing to the Purchaser;

(b)	are outside the ordinary and proper course of business of the Business or otherwise contain any unusual, abnormal or onerous provision;

(c)	are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort; or

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 24

(d)	entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of a sale of the Shares or the performance of any of the Transaction Documents.

7.2	With respect to each contract which is material to the Business, the Vendor is not aware:

(a)	of any party to the contract being in default; or

(b)	of any grounds for rescission or avoidance or repudiation of that contract.

Warranty 8 - Employees

As far as the Vendor is aware, each Group Company has complied in all material respects with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to employment of its employees.

Warranty 9 – Superannuation

9.1	No Group Company has any Superannuation Commitments beyond those imposed by law or as disclosed in the Disclosure Letter.

9.2	With respect to each Fund, there are no outstanding or unpaid contributions by any Group Company other than as disclosed in the Disclosure Letter.

Warranty 10 - Litigation

10.1	There is:

(a)	no material Claim threatened or pending against any Group Company; or

(b)	as far as the Vendor is aware, no material fact, matter or circumstance likely to give rise to any Claim or Liability against any Group Company.

10.2	There are no material unsatisfied or outstanding judgments, orders or awards affecting any Group Company.

10.3
No Group Company is currently involved as a defendant in any material legal proceedings other than as set out in the Disclosure Letter. No Group Company is currently involved as a plaintiff or third party in any material legal proceedings other than as disclosed to the Purchaser in the Disclosure Letter.

10.4
To the knowledge of Vendor, any wine or other products sold by any Group Company was, and any services provided by any Group Company were, when sold or provided, materially complied with or satisfied the requirements of all relevant laws .

Warranty 11- Tax

11.1	In Warranty 11:

Consolidated Group has the meaning given to it Part 3-90 of the 1997 Tax Act

Group Liabilities has the meaning given to it in section 721-10 of the 1997 Tax Act that was not paid or otherwise discharged in full by the time the liability became due and payable.

Head Company has the meaning given to it section 703-15 of the 1997 Tax Act.

Ruling means any ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any Tax or Tax Law.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 25

Tax Authority means any government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law.

Tax Law means any law in relation to any Tax.

Vendor Consolidated Group means the Consolidated Group of which the Company is part before Completion.

General warranties

11.2	Each Group Company or the Head Company has complied with all obligations imposed on the Group Company or the Head Company in respect of the activities of the Group Company by any Tax Law.

11.3
Each Group Company has paid, or the Accounts fully provide for, all Tax which the Group Company is or may become liable to pay in respect of the period up to and including the Accounts Date (including any period that ended prior to the Consolidation Date).

11.4
Each Group Company is not and will not become liable to pay any Group Liabilities which the Head Company is or will become liable to pay in respect of the period from the Consolidation Date up to and including the Completion Date, or in respect of the activities of any other member of the Vendor Consolidated Group.

11.5
Each Group Company or the Head Company has filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters in respect of the activities of the Group Company as and when required by Tax Law or requested by any Tax Authority.

11.6
Each Group Company or the Head Company has maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law in respect of the activities of the Head Company.

11.7
Each Group Company or the Head Company has complied with all of its obligations under any law requiring the deduction or withholding of Tax from amounts paid by the Group Company or the Head Company in respect of the activities of the Group Company, whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable);

11.8	Each Group Company has complied with all obligations to register for the purposes of any Tax Law.

11.9
Each Group Company has complied with all obligations imposed under Tax Law in relation to the quotation of tax file numbers by employees of the Group Company, including the guidelines under applicable Privacy Law and have not committed an offence in relation to the collection, recording, use or disclosure of tax file numbers.

11.10
After the Accounts Date, the only Tax liabilities of each Group Company that has have arisen or may arise on or before the Completion Date are, or will be, liabilities arising out of the normal business and trading activities of the Group Company.

11.11	Each Group Company is registered for GST under the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Consolidation

11.12	There are no Group Liabilities.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 26

11.13	There are no Liabilities of a Group Company relating to a Group Liability of the Vendor Consolidated Group that arises under any funding agreement.

11.14	Each Group Company is a member of the Vendor Consolidated Group from 1 July 2006.

11.15
As at the Completion Date, all things necessary to allow the Company to leave the Vendor Consolidated Group clear of any Group Liabilities to the extent permitted by sections 721-30 and 721-35 of the Income Tax Assessment Act 1997 (Cth) have been done and the Head Company has provided written confirmation of this.

11.16
The Head Company has not made any elections or choices in calculating the tax cost setting amount of assets of the Company which may impact on the Purchaser's right to reset the tax cost setting amount of these assets or claim capital allowances or other deductions in relation to those assets.

Warranty 12- Intellectual property

12.1
As far as the Vendor is aware, each Group Company's use of the Intellectual Property Rights does not infringe, breach an obligation of confidence or wrongfully use any confidential information, trade secrets, copyright, letters patent, trade marks, service marks, trade names, designs, business names or other similar industrial, commercial or intellectual property rights of any corporation or person.

12.2	No Claims have been asserted challenging any Group Company's use of the Intellectual Property Rights.

12.3	No Group Company has licensed, assigned, authorised or permitted any person or corporation to use the Intellectual Property Rights.

12.4	The Purchaser has been given a complete and accurate list of:

(a)	all material registered and unregistered trade marks; and

(b)	all material applications for trade marks,

owned or used by any Group Company.

12.5 Each Group Company owns or has valid licences to use all of the software that has been or is used in or for the purposes of its business in the period prior to Completion.

Warranty 13 - Insurance

13.1	Each Group Company's insurances will be current until Completion.

13.2	There are no outstanding material Claims made by any Group Company.

13.3	No Group Company has received any notice from an insurer affecting its insurances.

Warranty 14 - Properties

General

14.1	The particulars of the Properties, as disclosed to the Purchaser (and to be set out in the Share Sale Agreement) are true and complete in all respects.

14.2	The Properties are the only land and buildings used or occupied by the Group Companies.

14.3	The Group Companies have right of quiet enjoyment of each of the Properties.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 27

14.4
No notices have been received by a Group Company and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any of the Properties.

Freehold Properties

14.5	In relation to those Properties which are owned by any Group Company (Freehold Properties):

(a)	a Group Company is the registered holder and beneficial owner of the Freehold Properties;

(b)	all rates, taxes and levies (including land tax) applicable to the Freehold Properties have been paid; and

(c)	no Group Company has sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease any of the Freehold Properties.

Leasehold Properties

14.6	In relation to the Properties which are leased by any Group Company (Leasehold Properties):

(a)	there are no subsisting material breaches of the leases of the Leasehold Properties (Property Leases); and

(b)	no Group Company has received any notice of any breach of the Property Leases.

14.7	The Property Leases:

(a)	are valid and subsisting; and

(b)	have not been amended or modified.

Warranty 15 - Environment

The Properties are:

(a)	not subject to any order or notice issued under any Environmental Law; and

(b)	not the subject of any charge in favour of any relevant environmental protection authority as security for the clean-up or other costs under any relevant Environmental Law.

Warranty 16 - Compliance with statutory requirements

16.1	As far as the Vendor is aware:

(a)	the Group holds all statutory licences, consents, approvals and authorisations necessary for carrying on the Business and the use of the Property;

(b)	each Group Company has complied with the terms of those licences, consents, approvals and authorisations; and

(c)	there are no facts which could prejudice renewal or lead to revocation or variation in any material respect of those licences, consents, approvals and authorisations.

16.2	There are no outstanding notices or orders affecting a Group Company or the Business and the Vendor is not aware of any circumstance which may result in the imposition of any such notice or order.

Warranty 17- Information and Due Diligence Material

17.1	As far as the Vendor is aware, all of the information in the Due Diligence Material is accurate and complete in all material respects and is not misleading in any material respect.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 28

17.2	As far as the Vendor is aware, there have been no material omissions in the Due Diligence Material.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 29

Schedule 4 – Limitations

1.	Qualifications

(a)
The Warranties are given subject to and qualified by, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance has been fully and fairly disclosed in the Disclosure Letter.

(b)
The Warranties are subject to and qualified by the Due Diligence Material, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance has been fully and fairly disclosed in the Due Diligence Material.

(c)
The Warranties are subject to and qualified by Public Searches and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of those Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance has been fully and fairly disclosed to the Purchaser as a result of the usual searches undertaken in relation to the Vendor or any Group Company on public registers maintained by any of IP Australia, the High Court of Australia, the Victoria Registry of the Federal Court, the Supreme Court of Victoria, the Victoria Land Titles Office and ASIC (or, where the Purchaser has not undertaken any of those searches prior to the date of these heads of agreement, which would have been fully and fairly disclosed to the Purchaser had the Purchaser undertaken those searches 5 Business Days prior to the date of these heads of agreement).

(d)
Where any Warranty is qualified by the words as far as the Vendor is aware this means as far as the Vendor is aware after having examined and checked the relevant books and records of each Group Company and made all proper and reasonable enquiries of David Stevenson, David Wells, Christopher Howes and Jim Furze.

2.	Acknowledgments

(a)	Subject to paragraph (b), the Purchaser acknowledges and agrees with the Vendor that:

(i)
it has had the opportunity to, and has, conducted due diligence investigations in relation to the Group Companies and the Business before the date of this agreement and has had the opportunity to raise such enquiries as it considered necessary with the Vendor in relation to the Group Companies and the Business;

(ii)	the Warranties are the only warranties that the Purchaser requires, and on which the Purchaser has relied, in entering into this agreement;

(iii)
for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any information or expression of intention or expectation nor any forecast, budget or projection contained or referred to in the Due Diligence Material; and

(iv)
to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by any entity which is a Group Company or their respective employees, customers, agents or representatives are expressly excluded.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 30

(b)
The Vendor acknowledges that, as at the date of these heads of agreement, the Purchaser had not undertaken any legal due diligence in relation to the Vendor, any Group Company or the Business and the Purchaser’s lawyers have not reviewed any of the Due Diligence Material and the Purchaser has not been provided with a complete and uncensored copy of the Fosters Contract and the Purchaser’s lawyers have not reviewed the Fosters Contract.

3.	No reliance

(a)	Subject to paragraph 2(b) above, the Purchaser acknowledges, and represents and warrants to the Vendor, that:

(i)	at no time has:

(A)	the Vendor or any person on its behalf made or given; or

(B)	the Purchaser relied on,

any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Group or otherwise (including in connection with any financial analysis or modelling conducted by the Purchaser or any of their representatives or advisers) except those expressly set out in this agreement (including in the Warranties);

(ii)	no representations, warranties, promises, undertakings, statements or conduct:

(A)	have induced or influenced the Purchaser to enter into, or agree to any terms or conditions of, this agreement;

(B)	have been relied on in any way as being accurate by the Purchaser;

(C)	have been warranted to the Purchaser as being true; or

(D)	have been taken into account by the Purchaser as being important to its decision to enter into, or agree to any or all of the terms of, this agreement,

except, in the case of the Purchaser, those expressly set out in this agreement (including in the Warranties);

(iii)
it has entered into this agreement after satisfactory inspection and investigation of the affairs of the Group, including a reasonable review of all the Due Diligence Material, the Disclosure Letter and the information referred to in paragraph 1(c); and

(iv)
it has made, and it relies upon, its own reasonable searches, enquiries and evaluations in respect of the Business (including in connection with any financial analysis or modelling conducted by the Purchaser or any of their representatives or advisers), except to the extent expressly set out in this agreement (including in the Warranties).

(b)
The parties acknowledge that the Vendor is not under any obligation to provide the Purchaser or its advisers with any information (including financial information) on the future performance or prospects of the Group. If the Purchaser has received opinions, estimates, projections, business plans, budget information or forecasts in connection with the Group (including in connection with any financial analysis or modelling conducted by the Purchaser or any of their representatives or advisers), the Purchaser acknowledges and agrees that:

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 31

(i)	there are uncertainties inherent in attempting to make these opinions, estimates, projections, business plans, budgets and forecasts and the Purchaser is familiar with these uncertainties;

(ii)
the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all opinions, estimates, projections, business plans, budgets and forecasts furnished to it; and

(iii)	the Vendor is not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in connection with the Group.

(c)
The Vendor acknowledges that the Purchaser’s rights under or in relation to the Warranties are not affected by any enquiry or investigation that the Purchaser has made, or should have made, or could have made, in relation to the Vendor, any Group Company or the Business.

(d)
The Vendor will indemnify the Purchaser against any loss, cost or expense that the Purchaser or any Group Company might suffer or incur as a result of, or in connection with, any breach of any Warranty and all taxes which the Purchaser might incur as a result of any payment made by the Vendor under this indemnity.

(e)
The Vendor represents and warrants that it has not relied on any warranty or conduct by or on behalf of any Group Company which forms, or will form, the basis of any of the Warranties or any matter in the Due Diligence Material. The Vendor will not make any Claim against any Group Company (or any person for whom any Group Company is liable or responsible) as a result of, or in relation to, any claim made by the Purchaser against the Vendor in relation to any of the Warranties.

(f)	As at Completion, the Vendor will deliver to the Purchaser a release by the Vendor and each of its related bodies corporate of all Claims which any of them might have against any Group Company.

(g)
Each of the Warranties is a separate warranty that is to be construed independently of the other Warranties and is not limited by reference to any of the other Warranties. The Purchaser has entered into this agreement relying on the Warranties.

4.	Financial limits on Claims

The Vendor has no liability for a Claim for a breach of any Warranty until the aggregate of all Claims for breach of the Warranties under this agreement exceeds $100,000 in which event the Purchaser may claim the whole amount. Each individual claim must be equal or greater to $20,000.

5.	Time limits on Claims

The Vendor has no liability for breach of any Warranty unless:

(a)
in the case of a Claim relating to any Warranty other than Warranty 11, the Purchaser has given written notice of the Claim to the Vendor under paragraph 8 on or before the first anniversary of the Completion Date; and

(b)	in the case of a Claim relating to Warranty 11, the Purchaser has given written notice of the Claim to the Vendor under paragraph 8 on or before the seventh anniversary of the Completion Date; and

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 32

(c)
in either case, unless the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Purchaser against the Vendor within 1 year of the Claim being notified by the Purchaser under paragraph 8.

6.	Other limits on Claims

The liability of the Vendor in respect of any Claim for breach of any Warranty is reduced or extinguished (as the case may be) to the extent that:

(a)	the subject matter of any Claim is provided for in the Accounts or for which allowance was made in the adjustments to the Purchase Price; or

(b)	the Claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion; or

(c)	the Claim is as a result of or in respect of, or where the Claim arises from, any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of this agreement; or

(d)	the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this agreement; or

(e)	the Claim occurs as a result of a change after the date of this agreement in any law or interpretation of law; or

(f)	as at the date of this agreement, the Purchaser is actually aware of any fact, matter or thing that it knows constitutes a breach of that Warranty.

7.	Maximum aggregate liability for Claims

(a)
The maximum aggregate liability of the Vendor (including legal costs and expenses incurred in defending a Claim from a third party), as a result of Claims for breach of any of the Title Warranties is limited to the Purchase Price.

(b)
The maximum aggregate liability of the Vendor (including legal costs and expenses incurred in defending a Claim from a third party), as a result of Claims for breach of the Warranties (other than the Title Warranties) is limited to $5,000,000.

(c)
For the purposes of this clause, a reference to the Title Warranties is a reference to the warranties that relate to the nature or quality of the right, title, interest or claim of the Vendor or any Group Company in or to any of its assets (including, but without limitation, the Shares, the shares in Neqtar Wines or the tangible assets of each Group Company).

8.	Notice of potential Claim

If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Claim under this paragraph 8, it must notify the Vendor in writing, within 20 Business Days after it has first come to the Purchaser's attention (Claim Notice), setting out the Warranty the subject of the Claim and the general nature of the Claim, including reasonable detail. The Purchaser will provide the Vendor with whatever information the Vendor may reasonably require about any Claim that is the subject of a notice give pursuant to this clause.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 33

9.	Conduct of third party Claims

(a)
The Vendor, subject to this paragraph 9, are in respect of an act, matter or thing notified by the Purchaser under paragraph 8, where that act, matter or thing relates to an actual or threatened Claim from a third party, entitled to elect by written notice given to the Purchaser within 10 Business Days of receipt of a Claim Notice to:

(i)	take over the conduct of the Claim; and

(ii)	take such actions as the Vendor may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person.

(b)	Where the Vendor takes over the conduct and/or defence of any claim under this paragraph 9, the Vendor must:

(i)	afford the Purchaser the opportunity to consult with the Vendor on all matters of significance for the goodwill of the Business;

(ii)	at reasonable and regular intervals provide the Purchaser with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Claim; and

(iii)
provide the Purchaser at other times and from time to time with whatever information the Purchaser may reasonably require concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Claim.

(c)
The Purchaser must, and must procure that the Group must, provide the Vendor with access to (with the right to take copies) and make available to the Vendor all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Claim under paragraph 9(a).

10.	Rights of the Purchaser

If the Purchaser gives the Vendor a Claim Notice under paragraph 8 then, until the Vendor does elects to take over the control of a Claim under paragraph 9, the Purchaser may take such actions as the Purchaser may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person, if:

(a)
the Purchaser at reasonable and regular intervals provides the Vendor with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Claim and must not settle the Claim without the prior approval of the Vendor which must not be unreasonably withheld;

(b)	the Purchaser affords the Vendor the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Claim; and

(c)	the Vendor renders to the Purchaser, at the Purchaser’s expense, all such assistance as the Purchaser may reasonably require in disputing any Claim.

11.	Costs indemnity

The Vendor indemnifies the Purchaser and the Group against all Liabilities reasonably incurred by, or awarded against, the Purchaser or the Group arising out of the conduct of the Vendor under paragraph 9 or acts required or requested of the Purchaser or the Group in respect of the same, as and when they fall due, including reasonable legal costs and disbursements of the Purchaser's lawyers and Group's lawyers.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 34

12.	Warranty payments

Any payment made in respect of a Claim for breach of a Warranty is deemed to be a reduction in the Purchase Price.

13.	Benefits or credits received by the Company or the Purchaser

If any payment in respect of a Claim under the Warranties is made to the Purchaser by or on behalf of the Vendor and after the payment is made the Purchaser or any Group Company receives any benefit or credit in relation to the subject matter of the Claim (including payment under any insurance policy), then the Purchaser:

(a)	must immediately notify the Vendor of the benefit or credit; and

(b)	pay to the Vendor an amount equal to the amount (net of expenses and Tax) of the benefit or credit received by the Purchaser or a Group Company (as the case may be).

14.	Trade Practices Act

To the extent permitted by law, the Purchaser agrees not to make, and waives any right it may have to make, any claim against the Vendor or any Associate of the Vendor under section 52 of the Trade Practices Act 1974 (Cth) or the corresponding provision of any State or Territory enactment.

15.	Financial forecasts

The parties acknowledge and agree that the Warranties do not apply to any financial forecasts, projections, opinions of future performance or other statements relating to financial prospects of the Group that have been provided by the Vendor or an Associate of the Vendor. No warranty is given or representation made that any such financial forecast, projection or opinion will be met or achieved. Any such information that has been provided to the Purchaser was provided for information purposes only.

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 35

Signing page

EXECUTED as an agreement

Executed by Neqtar Limited

/s/ David J. Stevenson	←	/s/ David Wells	←
Signature of director David J. Stevenson		Signature of director/company secretary (Please delete as applicable) David Wells
Name of director (print)		Name of director/company secretary (print)

Executed by Saint James Company

/s/ Wayne Gronquist	←	/s/ Wayne Gronquist	←
Signature of director Wayne Gronquist		Signature of director/company secretary (Please delete as applicable) Wayne Gronquist
Name of director (print)		Name of director/company secretary (print)

Minter Ellison | Ref: THW 30-5726382	Heads of agreement | page 36